MEMORANDUM OF AGREEMENT
                                BETWEEN
                        PT PATRINDO PERSADAMAJU
                                  AND
                     HEMLEY EXPLORATION PTY. LTD.

This MEMORANDUM OF AGREEMENT (the "MOA") is made and entered into effective as of August 24, 1998, by and between:

PT. PATRINDO PERSADAMADJU (the "Patrindo"), a private company that is under the law of Republic of Indonesia, residing in JL. Falatehan 1/31, Kebayoran Baru, Jakarta 12160, Indonesia. For the purpose of this MOA, Patrindo will be represented by Baskara Sukarya as the President Director of Patrindo.

AND,

HEMLEY EXPLORATION PTY. LTD (the "HEMLEY"), a corporation that is under the law of Australia, residing in Suite 3 ECH House, 174 Greenhill Road, Parkside 5063, South Australia. For the purpose of this MOA, HEMLEY will be represented by John
L. Naylor as the CEO and Director of HEMLEY.

                               RECITALS

Patrindo has entered into a Technical Assistance Contract (the "TAC") in the form attached hereto as Exhibit A of the TAC with Perusahean Pertanbengan Mtnyak dan Gas Bumi Negara (the "PERTAMINA"), an Indonesia State Enterprise established on the basis of Law No. 8/1971, relating to the development of the Contract Area (which falls within the Contract Area as defined in the TAC). PERTAMINA and Patrindo are now the sole parties to the TAC and Patrindo is the sole Contractor thereunder. Patrindo has incurred certain costs and expenses in connection of Petroleum Operations (as defined in the TAC) as from the date Patrindo commenced the Petroleum Operations. Patrindo is not legally bound or committed to any third party with respect to the development of the Petroleum Operations in the Contract Area. The Parties hereto desire to establish a joint venture for the further development of the Contract Area. For the purpose of satisfying the intention expressed in Recital D, the parties shall establish a joint venture company to carry out the purposes subject to certain conditions as stipulated below. NOW THEREFORE IT IS AGREED: Prior to establishment of the JV, HEMLEY has performed a technical evaluation of the Contract Area and will perform a program to commercialize the existing recoverable petroleum reserves of the area which will take up to 9 (nine) months. An extension of 3 (three) months is permissible should HEMLEY require to do so (this period hereinafter will be called the "Pre-commercial Period"). All data obtained and evaluation reports prepared by HEMLEY should be made available to Patrindo and PERTAMINA on a timely basis.
During the Pre-commercial Period, HEMLEY will bear all the costs of the Petroleum Operations in the Contract Area which will be classified as recoverable costs of the TAC and be incorporated as a continuation of the Financial Books of Patrindo.

During the Pre-commercial Period, HEMLEY will employ the necessary personnel to legally maintain the TAC and has no obligation to hire the current existing personnel of Patrindo. HEMLEY will consider to hire those Patrindo personnel which in the opinion of HEMLEY are usable. Such recruitment will be through an evaluation/screening undertaken by HEMLEY. The hiring process should commence at the commencement date of this MOA. During the Pre-commercial Period, for the purpose of such Petroleum Operations, HEMLEY will pay Patrindo for any materials presently owned by Patrindo and considered to be usable by HEMLEY in the present operations at cost. During the Pre-commercial Period, for the purpose of such Petroleum Operations HEMLEY also agrees to pay Patrindo for mechanical equipment or machinery or services hired from PT. Panata Burni Sarana Pelita and be used by HEMLEY for such Petroleum Operations at cost. Provided the results of the Pre-commercial Period are positive, Patrindo shall assign 80% (eighty percent) of its Rights and Interests in the TAC contract to HEMLEY. This is done according to PERTAMINA - Patrindo TAC Contract Subsection 4.2.6 dated July 14, 1994.

Provided the results of Pre-commercial Period are positive then HEMLEY shall be entitled to first recover from initial commercial production 50% (fifty percent) of the costs spent during the Pre-commercial Period. The remaining 50% (fifty percent) of the HEMLEY costs of the Pre-commercial Period will be accumulated with the ongoing Petroleum Operations costs which are the responsibility of HEMLEY. Such costs will be recovered through the allowed 65% Costs Recovery which Patrindo and HEMLEY will share on a pro rata basis. The prorate ratio will be based on the agreed sunk costs of Patrindo and the costs accumulated and spent by HEMLEY. The calculated interest to be incorporated in the prorate ratio will be based on the same Debt Fund Ratio and interest rate for both parties. The agreed sunk costs will exclude those materials belonging to Patrindo which are not required by HEMLEY for the Pre-commercial Period program and subsequent oil field development programs. HEMLEY will incorporate those materials belonging to Patrindo if available during the formation of the work program. During the Pre-commercial Period HEMLEY will perform a financial due diligence of the Patrindo financial interests in the TAC for the establishment of cost recover not later than 6 (six) months from the commencement of this MOA. The commencement date of the Pre-commercial Period will be on the date the field trip is mobilized. This field trip will be mobilized within 30 (30) days of the signing of this MOA. HEMLEY agrees to pay Patrindo a sum of USA $300,000 (United States Dollars Three Hundred Thousand) within 90 (ninety) days of the TAC being declared commercial by PERTAMINA. HEMLEY does not take any responsibility for the previous debts of Patrindo which are linked directly or indirectly to this project. Patrindo hereby holds harmless and warrants HEMLEY against any such actions by its creditors and suppliers. HEMLEY will assume responsibility for payment of direct field operations expenses upon the mobilization of its equipment to carry out the Pre-commercial Programs. This amount which HEMLEY will bear responsibility for will not exceed US$150,000 (United States Dollars Hundred and Fifty Thousand). Patrindo has the option to participate an additional 10% (ten percent) in the exploration and development of any new structures within the Contract Area.

If at the conclusion of this Pre-commercial Period during which time HEMLEY will have technically re-evaluated and tested at least 4 (four) Mogoi wells and 2
(two) Wasian wells and HEMLEY decides that the Contract Area is uneconomical for whatever reasons, HEMLEY hereby has the right to withdraw without any penalty or further obligations. Such notice will be issued to Patrindo prior to the expiry date of the Pre-commercial Period. If HEMLEY decides not to continue with the project, HEMLEY agrees to return all data supplied to HEMLEY by Patrindo at the expenses of HEMLEY.

FT. PATRINDO PERSADAMAJU                HEMLEY EXPLORATION PTY LTD.


________________________                ________________________
BASKARA SUKARYA                         JOHN L. NAYLOR


WITNESSETH BY

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